Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports First Quarter Fiscal 2019 Results

First quarter sales increased 10 percent and operating income increased 26 percent, driven by growth across all three segments

RACINE, WI, August 1, 2018 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended June 30, 2018.

First Quarter Highlights:

•	Net sales of $566.1 million increased 10 percent from the prior year, 6 percent on a constant-currency basis
•	Operating income of $34.8 million increased 26 percent and adjusted operating income of $36.0 million increased 14 percent
•	Earnings per share of $0.43 increased 26 percent from the prior year and adjusted earnings per share of $0.41 increased 5 percent from the prior year

“We are off to a good start in fiscal 2019,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Robust sales and earnings growth in our vehicular markets has been driven by strong end markets and significant share gains in Asia.  The CIS and Building HVAC segments grew mid-single digits and we continue to be optimistic about our booking rates in all three of our business segments.”

Net sales increased 10 percent in the first quarter to $566.1 million, compared with $515.5 million in the prior year.  On a constant-currency basis, net sales increased 6 percent from the prior year.  This increase was a result of sales growth across all business segments.

Gross profit increased 7 percent in the first quarter to $94.3 million, compared with $88.5 million in the prior year. Gross margin decreased 50 basis points to 16.7 percent, primarily due to the negative impact of higher raw material costs and temporary operating inefficiencies largely related to increased volumes.

Selling, general and administrative (“SG&A”) expense was $59.3 million in the first quarter, flat from the prior year.  SG&A as a percentage of sales decreased 100 basis points to 10.5 percent.

Operating income increased 26 percent in the first quarter to $34.8 million, compared with $27.6 million in the prior year. During the first quarter of fiscal 2019 and 2018, acquisition and integration costs, restructuring expenses, and certain other items totaled $1.2 million and $4.0 million, respectively. Excluding these items, adjusted operating income increased 14 percent to $36.0 million, compared with $31.6 million in the prior year.  The increase was due to strong performance in the newly-formed Vehicular Thermal Solutions (“VTS”) and Commercial and Industrial Solutions (“CIS”) segments, as well as ongoing success with cost improvement initiatives across the business.

Earnings per share increased 26 percent in the first quarter to $0.43, compared with $0.34 in the prior year.  Adjusted earnings per share increased 5 percent to $0.41, compared to the prior year.  This increase was primarily due to higher operating income partially offset by higher income tax expense.

First Quarter Segment Review

•
VTS segment sales were $352.8 million, compared with $315.3 million one year ago, an increase of 12 percent.  On a constant-currency basis, sales were up 8 percent, driven primarily by higher sales to automotive customers across all regions.  Sales also increased to off-highway customers in Asia and the Americas.  The segment reported operating income of $25.5 million, an increase of $3.3 million, or 15 percent, from the prior year, primarily due to higher sales volume partially offset by higher material costs and operating inefficiencies resulting from increased volumes.

•
CIS segment sales were $183.9 million, compared with $171.4 million one year ago, an increase of 7 percent.  On a constant-currency basis, sales were up 4 percent, driven primarily by higher sales to data center customers, which were partially offset by lower sales to industrial customers. The segment reported operating income of $13.2 million, an increase of $1.8 million, or 16 percent, from the prior year, primarily due to higher sales volume and synergy savings.

•
Building HVAC Systems segment sales were $45.0 million, compared with $43.0 million one year ago, an increase of 5 percent.  On a constant-currency basis, sales were up 2 percent, driven primarily by heating sales in North America. Operating income of $3.2 million was up $0.1 million compared with the prior year, primarily due to higher sales volume.

Balance Sheet & Liquidity

Total debt was $506.3 million as of June 30, 2018. Cash and cash equivalents at the end of the first quarter were $41.4 million. Net debt was $464.9 million as of June 30, 2018, an increase of $24.8 million from the end of fiscal 2018. The increase in net debt was primarily due to the timing of incentive compensation and other employee benefit payments.

Net cash provided by operating activities for the quarter ended June 30, 2018 was negative $4.1 million compared with $20.6 million one year ago. Free cash flow for the quarter ended June 30, 2018 was negative $26.7 million, which was $25.7 million lower than the prior year.  This decrease was primarily due to unfavorable net changes in working capital versus the first quarter of the prior year as a result of higher sales growth, and higher incentive compensation and other employee benefit payments.

Outlook

Based on current exchange rates, market outlook and business forecast, Modine confirms the following guidance ranges for fiscal 2019:

•	Full fiscal year-over-year sales up 3 to 8 percent;
•	Adjusted operating income of $135 million to $145 million; and
•	Adjusted earnings per share of $1.50 to $1.65, including the impact of a higher year-over-year effective tax rate.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, August 2, 2018 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its first quarter fiscal 2019 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 2, 2018. A call-in replay will be available through midnight on August 3, 2018, at 855.859.2056, (international replay 404.537.3406); Conference ID# 1959568. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on August 3, 2018.

About Modine

Modine, with fiscal 2018 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business segments:  Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC).  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and under Forward-Looking Statements in Item 7 of Part II of that same report. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to realize the anticipated synergies associated with the Luvata HTS acquisition and to achieve projected cash flows sufficient to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel), and our ability to pass increasing prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain managerial and leadership talent; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2019 guidance includes adjusted operating income and adjusted EPS.  These are non-GAAP measures, which exclude certain cash and non-cash charges or gains. These charges and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  These adjustments for the first quarter of fiscal 2019 are presented on page 7.  Estimates of these adjustments for the remainder of fiscal 2019 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In millions, except per share amounts)

	Three months ended June 30,
	2018	2017
Net sales	$566.1	$515.5
Cost of sales	471.8	427.0
Gross profit	94.3	88.5
Selling, general & administrative expenses	59.3	59.2
Restructuring expenses	0.2	1.7
Operating income	34.8	27.6
Interest expense	(6.2)	(6.6)
Other expense - net	(1.1)	(0.9)
Earnings before income taxes	27.5	20.1
Provision for income taxes	(5.0)	(2.7)
Net earnings	22.5	17.4
Net earnings attributable to noncontrolling interest	(0.5)	(0.4)
Net earnings attributable to Modine	$22.0	$17.0

Net earnings per share attributable to Modine shareholders - diluted:	$0.43	$0.34

Weighted-average shares outstanding - diluted:	51.2	50.1

Condensed consolidated balance sheets (unaudited)

		(In millions)
	June 30, 2018	March 31, 2018
Assets
Cash and cash equivalents	$41.4	$39.3
Trade receivables	347.6	342.4
Inventories	203.7	191.3
Other current assets	68.6	70.1
Total current assets	661.3	643.1
Property, plant and equipment - net	486.9	504.3
Intangible assets - net	124.7	129.9
Goodwill	170.4	173.8
Deferred income taxes	94.9	96.9
Other noncurrent assets	24.5	25.4
Total assets	$1,562.7	$1,573.4

Liabilities and shareholders' equity
Debt due within one year	$134.4	$93.1
Accounts payable	276.6	277.9
Other current liabilities	126.8	144.5
Total current liabilities	537.8	515.5
Long-term debt	371.9	386.3
Other noncurrent liabilities	166.8	173.1
Total liabilities	1,076.5	1,074.9
Total equity	486.2	498.5
Total liabilities & equity	$1,562.7	$1,573.4

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)

	Three months ended June 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$22.5	$17.4
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	19.4	18.5
Stock-based compensation expense	2.0	2.3
Deferred income taxes	1.0	(4.1)
Other - net	0.6	2.2
Net changes in operating assets and liabilities	(49.6)	(15.7)
Net cash (used for) provided by operating activities	(4.1)	20.6

Cash flows from investing activities:
Expenditures for property, plant and equipment	(22.6)	(21.6)
Other - net	2.9	(0.8)
Net cash used for investing activities	(19.7)	(22.4)

Cash flows from financing activities:
Net increase in debt	33.2	11.4
Other - net	(5.6)	(1.8)
Net cash provided by financing activities	27.6	9.6

Effect of exchange rate changes on cash	(1.8)	1.4

Net increase in cash, cash equivalents and restricted cash	2.0	9.2

Cash, cash equivalents and restricted cash - beginning of period	40.3	34.8

Cash, cash equivalents and restricted cash - end of period	$42.3	$44.0

Segment operating results (unaudited)

		(In millions)

	Three months ended June 30,
	2018	2017
Net sales:
Vehicular Thermal Solutions (a)	$352.8	$315.3
Commercial and Industrial Solutions (a)	183.9	171.4
Building HVAC Systems	45.0	43.0
Segment total	581.7	529.7
Corporate and eliminations (a)	(15.6)	(14.2)
Net sales	$566.1	$515.5

Operating income:
Vehicular Thermal Solutions (a)	$25.5	$22.2
Commercial and Industrial Solutions (a)	13.2	11.4
Building HVAC Systems	3.2	3.1
Segment total	41.9	36.7
Corporate and eliminations (a)	(7.1)	(9.1)
Operating income (b)	$34.8	$27.6

(a)
Effective April 1, 2018, the Company combined its Americas, Europe, and Asia segment operations into the Vehicular Thermal Solutions segment with the objective of operating as a more global, product-based organization.  As part of this segment combination and its Commercial and Industrial Solutions ("CIS") integration activities, the Company also merged its Americas coils business into the CIS segment and expects to achieve operational improvements and organizational efficiencies as a result.  Accordingly, the Company recast the prior-period segment financial information to conform to the current-period presentation. See the recast fiscal 2018 segment quarterly financial results on page 9.

(b)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)

		(In millions)

	Three months ended June 30,
	2018	2017
Operating income	$34.8	$27.6
Environmental charges (a)	0.9	0.2
Restructuring expenses (b)	0.2	1.7
Acquisition and integration costs (c)	0.1	1.5
Strategy consulting fees (d)	-	0.6
Adjusted operating income	$36.0	$31.6

Net earnings per share attributable to Modine shareholders - diluted:	$0.43	$0.34
Environmental charges (a)	0.02	-
Restructuring expenses (b)	-	0.02
Acquisition and integration costs (c)	-	0.02
Strategy consulting fees (d)	-	0.01
Tax valuation allowance (e)	(0.04)	-
Adjusted earnings per share	$0.41	$0.39

(a)	Adjustments relate to environmental charges and related legal costs associated with a previously-owned U.S. manufacturing facility in the Vehicular Thermal Solutions segment.
(b)	Restructuring expenses primarily relate to equipment transfer and plant consolidation costs and employee severance expenses.
(c)
On November 30, 2016, the Company acquired Luvata Heat Transfer Solutions and has since operated the business as its CIS segment. Acquisition and integration costs, recorded as SG&A expenses at Corporate, primarily relate to incremental costs directly associated with integration activities, including fees for accounting services and severance expenses.  The tax benefit related to acquisition and integration costs for the three months ended June 30, 2018 and 2017 was $0 and $0.6 million, respectively.

(d)	During the first quarter of fiscal 2018, the Company recorded $0.6 million of third party strategy advisory fees as SG&A expenses at Corporate.
(e)	On June 30, 2018, the Company reversed a portion of the valuation allowance on its deferred tax assets in China, and, as a result, recorded an income tax benefit of $2.0 million.

Modine Manufacturing Company
Net debt (unaudited)

		(In millions)

	June 30, 2018	March 31, 2018
Debt due within one year	$134.4	$93.1
Long-term debt	371.9	386.3
Total debt	506.3	479.4

Less: cash and cash equivalents	41.4	39.3
Net debt	$464.9	$440.1

Free cash flow (unaudited)

		(In millions)

	Three months ended June 30,
	2018	2017
Net cash (used for) provided by operating activities	$(4.1)	$20.6
Expenditures for property, plant and equipment	(22.6)	(21.6)
Free cash flow	$(26.7)	$(1.0)

Net sales - constant currency (unaudited)

				(In millions)

	Three months ended June 30,
	2018			2017

	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Vehicular Thermal Solutions	$352.8	$(11.8)	$341.0	$315.3
Commercial and Industrial Solutions	183.9	(5.5)	178.4	171.4
Building HVAC Systems	45.0	(1.2)	43.8	43.0
Segment total	581.7	(18.5)	563.2	529.7
Corporate and eliminations	(15.6)	0.1	(15.5)	(14.2)
Net sales	$566.1	$(18.4)	$547.7	$515.5

Recast fiscal 2018 segment operating results (unaudited)

					(In millions)

	Three months ended				Twelve months ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	March 31, 2018
Net sales:
Vehicular Thermal Solutions	$315.3	$310.6	$313.0	$356.8	$1,295.7
Commercial and Industrial Solutions	171.4	163.8	159.0	181.5	675.7
Building HVAC Systems	43.0	48.8	56.1	43.3	191.2
Segment total	529.7	523.2	528.1	581.6	2,162.6
Corporate and eliminations	(14.2)	(14.9)	(15.4)	(15.0)	(59.5)
Net sales	$515.5	$508.3	$512.7	$566.6	$2,103.1

Operating income:
Vehicular Thermal Solutions	$22.2	$18.9	$18.7	$24.4	$84.2
Commercial and Industrial Solutions	11.4	9.0	(3.9)	12.0	28.5
Building HVAC Systems	3.1	6.3	9.2	1.7	20.3
Segment total	36.7	34.2	24.0	38.1	133.0
Corporate and eliminations	(9.1)	(10.7)	(10.1)	(10.9)	(40.8)
Operating income	$27.6	$23.5	$13.9	$27.2	$92.2

See footnote (a) on page 6.  Also, see our earnings call presentation, which is available on the Investor Relations section of Modine’s website at www.modine.com, for supplementary recast segment results for the fiscal year.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com